Prospectus Supplement                                Filing Under
Dated:  October  8, 1997                             Rules 424(b)(3) and 424(c)
To Prospectus dated June 19, 1996
                                                     Registration
                                                     File No.
                                                     333-06257

                           KEYSPAN ENERGY CORPORATION
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                LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN

          Effective immediately following the close of business on September 29, 1997, KeySpan Energy Corporation ("KeySpan") became the parent holding company of The Brooklyn Union Gas Company ("Brooklyn Union") pursuant to a mandatory exchange of shares which was approved by Brooklyn Union common shareholders at Brooklyn Union's Special Meeting held on August 7, 1997. As a result, holders of Brooklyn Union common stock, including holders of Brooklyn Union common stock under the Long-Term Performance Incentive Compensation Plan, have become holders of KeySpan common stock on a one share-for-one share basis. KeySpan common stock, par value $.33 1/3 per share, is listed on the New York Stock Exchange and trades under the symbol "KSE".

          As of the effective date, The Brooklyn Union Gas Company Long-Term Performance Incentive Compensation Plan was assumed by KeySpan as successor to Brooklyn Union, and is now the "KeySpan Energy Corporation Long-Term Performance Incentive Compensation Plan". The Plan will be administered in the same manner as previously administered under Brooklyn Union.

          In terms of the Prospectus, dated June 19, 1996, relating to the Long-Term Performance Incentive Compensation Plan:

     - References to the "Company" should be read to mean KeySpan rather than Brooklyn Union, unless the context otherwise requires.

     - References to the "Common Stock" should be read to mean the common stock of KeySpan rather than the common stock of Brooklyn Union.

          Any questions regarding the KeySpan Energy Corporation Long-Term Performance Incentive Compensation Plan should be directed to a KeySpan representative at (718) 403-3196.

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          This Prospectus Supplement should be affixed to your copy of the
Prospectus dated June 19, 1996.